EXHIBIT 10.1
June 26, 2026

Damian Ribar
813 Edgeforest Terrace
Sanford, FL 32771

Dear Damian:

We are pleased to extend you an offer of full-time employment as the Executive Vice President & Chief Operating Officer with our Casella Waste Systems, Inc. (CWS) team. Your anticipated start date will be determined through mutual agreement, and is targeted for July 20, 2026. The duties of the Employee shall be performed out of the Company’s Home Office in Rutland, Vermont, the Casella Mid-Atlantic Pennsylvania based office, the Employee’s home office, and throughout the Company footprint as needed. This position will report to Ned Coletta, President & Chief Executive Officer.

Base Pay. Your base pay will be $20,833.34 payable on a semi-monthly basis on the 15th and last day of the month. Your semi-monthly pay amounts to an annual base salary of $500,000.00. Standard taxes and withholding as required by law will be deducted from your paycheck each pay period. You will have a review of your performance on the anniversary of your start date or the department common review date whichever is first. You will be eligible for merit increases annually based on performance and results achieved.

Bonus. You will be eligible to participate in our annual incentive plan with a bonus target of 85% of your annual base salary with a pro-ration to your start date. The actual amount of any bonus will be based on overall company performance and your performance relative to the annual goals established for your position in accordance with the Company Incentive Compensation Plan. The performance criteria and targets will be developed within the first 30 days of your transition.

Relocation. We will cover reasonable relocation and moving expenses. By signing this offer letter, you agree to pay this amount back to Casella in full should you voluntarily leave the company within the first 2 years of employment or should you be involuntarily separated from the company for cause. Casella does not accept any responsibility for damage, theft, or loss of your household or personal belongings as a result of this payment for relocation expenses. This payment is considered wages by the IRS unless you can account for these expenses when you complete your taxes. Additionally, you will be provided with temporary, transitional housing for up to 12 weeks to assist you while you locate and secure permanent housing.

Housing. We will provide you with a monthly stipend of up to $2500 to cover housing related expenses that you incur in securing an apartment (or the like) in the greater Rutland, Vermont area to assist in facilitating your commitment to spending time at the Company’s Home Office.

Stock. This position will be eligible to participate in the annual Restricted Stock and Performance Stock programs administered annually by the Board of Directors. Your participation will be at levels comparable to similar roles within CWS and will be ultimately defined by the Board of Directors during their annual stock compensation grant review.

We anticipate your participation to be approximately $800,000, with 25% (or $200,000) in Restricted Stock Units (RSUs) and 75% (or $600,000) in Performance Stock Units (PSUs) each year during the first quarter grant period. The RSU portion of your grant RSUs will vest over a 3-year period (one-third at year one, one-third at year two, one-third at year three). The PSU portion will have company-wide performance targets set at the time of the grant and will vest upon achievement of those targets after the completion of the third year.

Additionally, you will receive a one-time grant of 25,000 Company Stock Options. These options will be granted after the Company exits a trading Blackout window (expected to be 8/11/26). The options will have an exercise price equal to the fair market value of the Company’s Common Stock on the grant date and will vest over a 3-year period (one-third at year one, one-third at year two, one-third at year 3).

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Benefits. In exception to our standard policy, you will be eligible to receive five (5) weeks paid time off (combination of vacation and personal time) with your initial year pro-rated to your start date. In addition, you will receive six (6) company holidays.
You will become eligible for our medical benefits on the first of the month following 60 consecutive days of employment. A Benefit Enrollment Guide will be sent to you within your first 30 days of employment. The Company will reimburse you for your COBRA costs until you become eligible for your Casella sponsored benefits.

Similarly, you will be eligible to participate in the 401(k) on the first of the month following 60 days of employment. The plan provides a 50% match up to 2% of your annual income or $1,500 whichever is greater.

You may also participate in the Employee Stock Purchase Plan with a 15% discount, with contributions between 1% and 10% of your after-tax income through payroll deduction. You will be eligible to participate after 6 months of employment, and the enrollment windows are on January 1st and July 1st of each year.

Business Travel. This position will require extensive travel (between 15,000-25,000 miles) and therefore, you will receive a car allowance of $550.00 paid semi-monthly to support your business travel. Your semi-monthly pay amounts to a monthly car allowance of $1,100.00. In addition, you will be issued a company fuel card to use for business travel. Annually, the company will report the allowance as taxable income to the IRS. Any expenses directly related to business travel – airfare, hotels, meals, etc. – will be reimbursed to you using the company expense reimbursement program.

Orientation. We will work with you to ensure a smooth transition into your new role with the Company. Your initial onboarding will include tasks assigned for digital completion before, and on, your first day. You will be invited to participate in a 2-day home office orientation within your first 3-4 months of employment. We will have regular check-ins, establish pro-rated performance goals, and complete a pro-rated appraisal that coincides with the department’s common review date.

Continuous Improvement & Professional Development. As a member of the Casella team, you will have access to tools, training, and other technical assistance to aid in your personal and professional development to ensure you thrive within your field and with the Company.

Company Policies and Employee Handbook. You will be guided by the policies, practices, and procedures set forth in the Casella Employee Handbook and eligible for the benefits conferred upon employees as described in the Employee Benefits Enrollment Guide.

Employment Agreement. As a member of Executive Leadership at Casella Waste Systems, Inc., you are required to sign the separate Casella Waste Systems Employment Agreement. The Employment Agreement sets forth material terms and conditions of your employment, including, among other provisions, your obligations relating to confidentiality, non-competition, non-solicitation, and non-disparagement.

Contingencies. The employment offer above is contingent on a satisfactory background check.

Damian, we are very excited about the opportunity for you to join our team and help build shareholder value. We believe your knowledge, energy and experience will help us achieve the aggressive goals we have established for our Company. We look forward to you joining our team, and would appreciate it if, upon receipt and review of this letter, you would confirm your acceptance of our offer.

Sincerely,

/s/ Edmond R. Coletta
CASELLA WASTE SYSTEMS, INC.
Ned Coletta
President & Chief Executive Officer
Casella Home Office

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Acknowledged, Accepted and Agreed to by:

/s/ Daimian Ribar
Damian Ribar

Date: 6/27/2026

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